UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. n/a )*

Cascadian Therapeutics, Inc.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

14740B101

(CUSIP Number)

June 30, 2016

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     ☒  Rule 13d-1(b)

     ☐  Rule 13d-1(c)

     ☐  Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	14740B101

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
The Baupost Group, L.L.C. 04-3402144

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☒

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

The Commonwealth of Massachusetts

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER

0

	6	SHARED VOTING POWER

25,000,000

	7	SOLE DISPOSITIVE POWER

0

	8	SHARED DISPOSITIVE POWER

25,000,000

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

25,000,000

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

18.49%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IA
FOOTNOTES

CUSIP No.	14740B101

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
SAK Corporation 04-3334541

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☒

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

The Commonwealth of Massachusetts

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER

0

	6	SHARED VOTING POWER

25,000,000

	7	SOLE DISPOSITIVE POWER

0

	8	SHARED DISPOSITIVE POWER

25,000,000

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

25,000,000

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

18.49%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

HC
FOOTNOTES

CUSIP No.	14740B101

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Seth A. Klarman

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☒

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

The United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER

0

	6	SHARED VOTING POWER

25,000,000

	7	SOLE DISPOSITIVE POWER

0

	8	SHARED DISPOSITIVE POWER

25,000,000

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

25,000,000

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

18.49%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

HC
FOOTNOTES

Item 1.

(a)	Name of Issuer
Cascadian Therapeutics, Inc.

(b)	Address of Issuer’s Principal Executive Offices
2601 Fourth Avenue Suite 500 Seattle, Washington 98121

Item 2.

(a)	Name of Person Filing
(1)	The Baupost Group, L.L.C.

(2)	SAK Corporation

(3)	Seth A. Klarman

(b)	Address of Principal Business Office or, if none, Residence
(1)	The Baupost Group, L.L.C. 10 St. James Avenue Boston, Massachusetts 02116
(2)	SAK Corporation 10 St. James Avenue Boston, Massachusetts 02116
(3)	Seth A. Klarman 10 St. James Avenue Boston, Massachusetts 02116

(c)	Citizenship
(1)	The Baupost Group, L.L.C.: The Commonwealth of Massachusetts
(2)	SAK Corporation: The Commonwealth of Massachusetts
(3)	Seth A. Klarman: The United States of America

(d)	Title of Class of Securities
Common Stock

(e)	CUSIP Number
14740B101

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a)	☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

(c)	☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).

(e)	☒	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);

(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);

(g)	☒	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);

(h)	☐	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j)	☐	A non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J).

(k)	☐	A group, in accordance with § 240.13d-1(b)(1)(ii)(K). If filing as a non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J), please specify the type of institution:

Item 4.	Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)	Amount beneficially owned:
(1)	The Baupost Group, L.L.C.: 25,000,000
(2)	SAK Corporation: 25,000,000
(3)	Seth A. Klarman: 25,000,000

(b)	Percent of class:
(1)	The Baupost Group, L.L.C.: 18.49%
(2)	SAK Corporation: 18.49%
(3)	Seth A. Klarman: 18.49%

(c)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote:
(1)	The Baupost Group, L.L.C.: 0
(2)	SAK Corporation: 0
(3)	Seth A. Klarman: 0

(ii)	Shared power to vote or to direct the vote:
(1)	The Baupost Group, L.L.C.: 25,000,000
(2)	SAK Corporation: 25,000,000
(3)	Seth A. Klarman: 25,000,000

(iii)	Sole power to dispose or to direct the disposition of:
(1)	The Baupost Group, L.L.C.: 0
(2)	SAK Corporation: 0
(3)	Seth A. Klarman: 0

(iv)	Shared power to dispose or to direct the disposition of:
(1)	The Baupost Group, L.L.C.: 25,000,000
(2)	SAK Corporation: 25,000,000
(3)	Seth A. Klarman: 25,000,000

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐ .

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Securities reported on this statement on Schedule 13G as being beneficially owned by Baupost were purchased on behalf of various private investment limited partnerships.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

See footnote.

Item 8.	Identification and Classification of Members of the Group

N/A

Item 9.	Notice of Dissolution of Group

N/A

Item 10.	Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under §240.14a-11.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

The Baupost Group, L.L.C.

Date: July 08, 2016	By:	/s/ Seth A. Klarman
Name: Seth A. Klarman
Title: Chief Executive Officer and President

SAK Corporation

Date: July 08, 2016	By:	/s/ Seth A. Klarman
Name: Seth A. Klarman
Title: President

Seth A. Klarman

Date: July 08, 2016	By:	/s/ Seth A. Klarman
Name: Seth A. Klarman

Footnotes:
Item 3, Item 4 and Item 7

This statement on Schedule 13G is being jointly filed by The Baupost Group, L.L.C. ("Baupost"), SAK Corporation and Seth A. Klarman. Baupost is a registered investment adviser and acts as an investment adviser and general partner to various private investment limited partnerships. Securities reported on this statement on Schedule 13G as being beneficially owned by Baupost were purchased on behalf of certain of such partnerships. SAK Corporation, as the Manager of Baupost, and Mr. Klarman, as the sole shareholder of SAK Corporation and a controlling person of Baupost, may be deemed to have beneficial ownership under Section 13 of the Securities Exchange Act of 1934, as amended, of the securities beneficially owned by Baupost.

Pursuant to Rule 13d-4, Seth A. Klarman and SAK Corporation declare that the filing of this statement on Schedule 13G shall not be deemed an admission by either or both of them that they are, for the purposes of Section 13 of the Securities Exchange Act of 1934, as amended, the beneficial owner of any securities covered by this statement on Schedule 13G.

Attention:	Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)